Exhibit 10.10

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this "Agreement), dated as of March 15, 2011 is made by and between Blue Victory Holdings, Inc., a Nevada Company (Blue Victory) and Star Brands, LLC., a Louisiana Limited Liability Company (Company).

WHEREAS, the Company desires to receive financial and management consulting services from Blue Victory, and thereby obtain the benefit of the experience of Blue Victory in business and financial management generally and its knowledge of the Company and the Company's financial affairs in particular. Blue Victory is willing to provide financial and management consulting services to the Company. Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate Blue Victory for such services;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Blue Victory and the Company hereby agree as follows:

TERMS

1.
Engagement. The Company hereby engages Blue Victory as a financial and management consultant, and Blue Victory hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2.
Services of Blue Victory. Blue Victory hereby agrees during the term of this engagement to consult with the Managing Members and the management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Managing Members, including but not limited to: (a) business strategy; (b) budgeting of future business investments; (c) acquisition and divestiture strategies; and (d) debt and equity financings.

3.
Compensation.

Monthly Fee. The Company agrees to pay to Blue Victory as compensation for services to be rendered hereunder, a monthly fee equal to 3% of gross sales, payable monthly in arrears on the last day of each month, commencing with the month during which the closing of the Purchase (as defined below) occurs, with the monthly payment for the month in which the Purchase is closed being pro rated for the number of days between the date of such closing and the end of such month.

Future Acquisitions. When and as the Company or any of its affiliates consummates the acquisition of any other business, company, product line or enterprise (each, an "Acquisition"), the Company will pay to Blue Victory a fee equal to five percent (5%) of the Acquisition Price (as defined below) of such Acquisition, as compensation for services to be rendered by Blue Victory to the Company in connection with the consummation of such Acquisition. "Acquisition Price" means, with respect to a given Acquisition, the fair value of the total sale proceeds and other consideration received by the target company and its stockholders upon consummation of such Acquisition, including cash, securities, notes, consulting agreements, non-compete agreements, contingent payments, plus the fair value of all liabilities assumed.

4.
Expense Reimbursement. The Company shall promptly reimburse Blue Victory for such reasonable travel expenses and other out-of-pocket fees and expenses as may be incurred by Blue Victory, its partners and employees in connection with the Purchase and future Acquisitions, and in connection with the rendering of services hereunder.

5.
Term. This Agreement shall be in effect for an initial term of five years commencing on the date hereof, and shall be automatically renewed thereafter on a year to year basis unless one party gives 30 days' prior written notice of its desire to terminate this Agreement. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses incurred by Blue Victory in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

6.

Indemnification. The Company agrees to indemnify and hold harmless Blue Victory, its officers and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) arising from their performance hereunder.

7.

Blue Victory an Independent Contractor. Blue Victory and the Company agree that Blue Victory shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Blue Victory nor its partners or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

8.

Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Blue Victory:	Blue Victory Holdings, Inc.
3909 Ambassador Caffery Pkwy
Building I
Lafayette, LA 70503
Facsimile: (888) 821-4205
Attn: Seenu Kasturi

If to the Company:	Star Brands, LLC.
4400 Ambassador Caffery Pkwy
Ste A, Box 347
Lafayette, LA 70508
Facsimile: (888) 821-4205
Attn: John Meyer

9.
Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of Blue Victory and the Company with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Blue Victory in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by Blue Victory and the Company.

10.
Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

11.

Assignment. Neither Blue Victory nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other.

12.
Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Louisiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Louisiana.

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IN WITNESS WHEREOF, Blue Victory and the Company have caused this Management Agreement to be duly executed and delivered on the date and year first above written.

BLUE VICTORY HOLDINGS, INC.

By:	Seenu Kasturi
Its:	CEO

/s/ Seenu Kasturi

STAR BRANDS, LLC.

By:	John Meyer
Its:	Managing Member

/s/ John Meyer